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                              SABINE ROYALTY TRUST

                                                                    NEWS RELEASE

                          SABINE ROYALTY TRUST DECLARES
                      MONTHLY CASH DISTRIBUTION FOR OCTOBER

         DALLAS, TEXAS, OCTOBER 3, 2003 - Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE - SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.18215 per unit, payable on October 29, 2003, to unit holders of record on October 15, 2003.

         Approximately $530,000 for ad valorem taxes for 2003 is being deducted from this month's distribution as compared to $650,000 for 2002. These payments are normal expenditures at this time of year. Also, due to the timing of the end of the month of September, approximately $892,000 of revenue received will be posted in the following month of October in addition to normal receipts during October.

         Effective July 1, 2003, unit holders who are not Oklahoma residents are subject to a new 5% Oklahoma income tax withholding tax. The withholding tax applies to the Oklahoma share of the Trust's income. The withholding tax reduces the amount of cash that the unit holders who are not Oklahoma residents are receiving in this distribution. The Oklahoma Tax Commission ("OTC") is in the process of updating its website to include information about this new withholding tax. The OTC's website address is: http://www.oktax.state.ok.us/passwith.html. More specific tax information as to timing and filing of the tax withheld will follow soon.

         For more information on Sabine Royalty Trust, please visit our website at www.sbr-sabineroyalty.com.

                                      * * *

         Contact: Ron E. Hooper
                  Senior Vice President
                  Bank of America, N.A.
                  Toll Free - 800.365.6541